Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“this Agreement”), dated as of December 15, 2021, is by and between WEST BANCORPORATION, INC., an Iowa corporation organized as a financial holding company (the “Borrower”), and NATIONAL EXCHANGE BANK & TRUST, a national banking association (the “Bank”).

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1   Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control, including the terms “controlled by” and “under common control with,” means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Bank”: National Exchange Bank & Trust, a Wisconsin corporation organized as a national banking association.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower”: West Bancorporation, Inc., an Iowa corporation organized as a financial holding company.

“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Wisconsin) on which national banks are permitted to be open in Fond du Lac, Wisconsin.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Change of Control”: The occurrence, after the Closing Date, of one hundred percent (100%) of the issued and outstanding shares of the common stock of the Subsidiary Bank ceasing to be held by the Borrower.

“Closing Date”: Any Business Day selected by the Borrower for the making of the Term Loan hereunder; provided, that all the conditions precedent to the obligation of the Bank to make the Term Loan, as set forth in Article 3, have been, or, on such Closing Date, will be, satisfied; and further provided, the Closing Date shall not be prior to December 15, 2021.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral”: As defined in the Pledge Agreement.

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Credit Party”: The Borrower, the Subsidiaries, or any one or more of them.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default”: Any event described in Section 7.1.

“Floating Rate”: The annual rate of interest equal to the Wall Street Journal Prime Rate plus -1.000%. Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be waived by the Bank or remedied to the written satisfaction of the Bank, the Floating Rate shall, at the election of the Bank, be that rate of interest that would otherwise be then in effect plus 5%. The Floating Rate shall change as and when the Wall Street Journal Prime Rate changes, as published in the Money Rates section of the Wall Street Journal. The Bank may lend to its customers at rates that are at, above, or below the Floating Rate. Note: Under no circumstances will the interest rate be less than 2.250% per annum or more than the maximum rate allowed by applicable law.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, interpretations and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (i) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (j) all Contingent Obligations of such Person; provided, however, that “Indebtedness” shall not include: (i) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business, (ii) obligations of Borrower or any of its Subsidiaries for taxes, assessments, municipal, or other governmental charges, (iii) obligations of Borrower or any of its Subsidiaries for accounts payable incurred in the ordinary course of business, (iv) liabilities existing on the date hereof that are reflected in the balance sheet included with the financial statements referred to in Section 4.5, including, without limitation, junior subordinated debt of the Borrower in the amount of $20,463,920.00 and (v) deposits or other indebtedness incurred in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations, including, without limitation, brokered certificates of deposit, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities and repurchase agreements (both with customers of Subsidiary Bank and with other parties.)

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan Documents”: This Agreement, the Term Note and the Security Documents.

“Loan Loss Reserves”: As of any date of determination, the loan loss reserves as such term is defined by the applicable regulatory agency.

“Material Adverse Occurrence”: With respect to any Person, any occurrence of whatsoever nature (including any adverse final determination in any litigation, arbitration, or governmental investigation or proceeding upon which either (a) an enforcement proceeding shall have been commenced by any creditor upon a judgment or order; or (b) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect) which materially and adversely affects the financial condition or operations of such Person, the Borrower or any other Credit Party or materially and adversely impairs the ability of the Borrower or any other Credit Party to perform its obligations under any of the Loan Documents.

“Nonperforming Loans”: As of any date of determination, the sum of those loans ninety (90) days or more past due and those loans classified as “non-accrual” (excluding, however, any such loans that are guaranteed by the United States).

“Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Term Note, when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

“Organizational Documents’: As defined in Section 3.1(f).

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (in existence on the Closing Date or within the five years preceding the Closing Date, or thereafter instituted), as such term is defined in Section 3(3) of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate; and each multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

“Pledge Agreement”: That certain stock pledge agreement dated of even date herewith, executed by the Borrower in favor of the Bank, as the same may be amended, supplemented, restated or otherwise modified from time to time, attached hereto as Exhibit A.

“Primary Capital”: As of any date of determination, the sum of Total Tangible Equity plus Loan Loss Reserves.

“Real Estate Owned”: As of any date of determination, the value of all real estate owned and classified as such by the examiners of the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board or appropriate state agency responsible for examining the Subsidiary Bank or the Borrower.

“Regulatory Action”: Any consent order, cease and desist order or other formal regulatory action with respect to any unsafe or unsound business practice taken by a state or federal banking agency or other Person as to which either the Borrower or the Subsidiary Bank is subject.

“Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standards of Sections 412 or 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(c) of the Code.

“Security Documents”: The Pledge Agreement, and any other security agreements, mortgages or other collateral security documents to be delivered to the Bank in connection with this Agreement and any and all Uniform Commercial Code financing statements relating thereto.

“Subordinated Debt”: The currently outstanding junior subordinated debentures of the Borrower issued to West Bancorporation Capital Trust I, and any Indebtedness of the Borrower, hereafter created, incurred or arising, which will be subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Bank has approved in writing prior to the creation of such Indebtedness.

“Subsidiary” or “Subsidiaries”: Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors, or other Persons performing similar functions, are owned by the Borrower either directly or through one or more Subsidiaries, including but not limited to the Subsidiary Bank.

“Subsidiary Bank”: West Bank, an Iowa corporation organized as a state bank, of which all of the issued and outstanding common stock are owned by the Borrower, and any other bank that may become a Subsidiary of the Borrower.

“Term Loan”: The agreement of the Bank to lend to the Borrower the Term Loan Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Term Loan Amount”: Forty million and no/100 Dollars ($40,000,000.00).

“Term Maturity Date”: February 5, 2027

“Term Note”: That certain promissory note dated December 15, 2021, executed by the Borrower and made payable to the order of the Bank in the original principal amount of $40,000,000.00, in the form attached to this agreement as Exhibit B, as such may be amended, modified, supplemented, restated or replaced from time to time.

“Tier 1 Leverage Ratio”: The ratio of tier 1 capital to average assets within the meaning set forth under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower and the Subsidiary Bank, as the case may be, or if such regulations are amended hereafter to define such ratio more restrictively then as set forth in such later definition.

“Tier 1 Risk Based Capital Ratio”: The ratio of tier 1 capital to total risk weighted assets within the meaning set forth under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower and the Subsidiary Bank, as the case may be, or if such regulations are amended hereafter to define such ratio more restrictively then as set forth in such later definition.

“Total Risk Based Capital Ratio”: The ratio of total risk based capital to total risk weighted assets within the meaning set forth under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower and the Subsidiary Bank, as the case may be, or if such regulations are amended hereafter to define such ratio more restrictively then as set forth in such later definition.

“Total Tangible Equity”: As of any date of determination, the total amount of the capital stock, surplus and undivided profits accounts less goodwill and intangibles, all of which will be determined in accordance with GAAP applicable to banks, consistently applied.

Section 1.2    Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4     Other Definitional Terms. The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.

ARTICLE 2

TERMS OF THE CREDIT FACILITY

Section 2.1     Term Loan. On the terms and subject to the conditions hereof, the Bank agrees to make a loan to the Borrower in an amount equal to the Term Loan Amount, which shall be disbursed on the Closing Date. The Term Loan is secured by the Borrower’s pledge of, and grant of a security interest in, the Collateral pursuant to the Pledge Agreement.

a.         Term Note. The Term Loan shall be evidenced by the Term Note. The Bank shall enter in its ledgers and records the amount of the Term Loan and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to the Term Note a record of the Term Loan and payments made thereon; provided, however, that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Term Note, and, in all events, the total amount owing by the Borrower in respect of the Term Note shall be the amount of the Term Loan, plus interest thereon, less all payments of principal thereof made by the Borrower.

b.         Interest Rate and Payment. Interest shall accrue on the Term Loan at the Floating Rate. The unpaid principal and interest shall be due and payable as specified in the Term Note.

c.         Optional Prepayments. The Borrower may prepay the Term Loan in whole or in part at any time; provided, however, that any prepayment in whole or in part pursuant to a refinancing with another institution shall be subject to a prepayment premium in accordance with the chart below.

Prepayment Period	Premium (as a percentage of the outstanding balance)
December 15, 2021-December 14, 2022	3%
December 15, 2022-December 14, 2023	3%
December 15, 2023-December 14, 2024	2%
December 15, 2024-December 14, 2025	2%
December 15, 2025-February 4, 2027	1%

Any prepayment pursuant to this Section 2.1(c) must be accompanied by accrued and unpaid interest on the amount prepaid. Amounts paid or prepaid on the Term Note may not be re-borrowed. Any prepayment of principal shall be applied to the principal in inverse order of maturity.

d.          Late Payment Charges. If any payment due under this Section 2.1 is not received by the Bank within Ten (10) Business Days after its due date, Bank may charge a late payment charge equal to five percent (5%) of the delinquent payment. The Borrower agrees that the late payment charge is a reasonable estimate of the administrative costs that the Bank will incur in processing the delinquency. The Bank’s acceptance of a late payment and/or the late payment charge will not (i) waive any Default or Event of Default, or (ii) affect the acceleration of the Indebtedness or the exercise of any right or remedy available to the Bank under this Agreement.

e.          Computation. Interest on the Term Loan shall be computed on the basis of actual days elapsed and a year of 360 days. Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

f.           Use of Loan Proceeds. The proceeds of the Term Loan shall be used by the Borrower to fund capital injection into West Bank and refinance National Exchange Bank & Trust loan #780136504-701.

g.          Payments. Payments and prepayments of principal of, and interest on, the Term Loan and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 5:00 p.m. (Fond du Lac, Wisconsin time) on the dates called for under this Agreement and the Term Note to the Bank at its main office in Fond du Lac, Wisconsin. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Term Loan shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

h.          Provision. Notwithstanding anything to the contrary in the Note, the Pledge Agreement and the Security Documents, the terms and conditions of this Agreement shall control. To the extent of any inconsistency between the representations and warranties, payment terms and default provisions of the Note, the Pledge Agreement and the Security Documents, and those contained in this Agreement, said provisions contained in this Agreement shall control and any inconsistent provisions in the Note, the Pledge Agreement and the Security Documents shall be made to conform to the provisions in this Agreement.

Section 2.2      Increased Cost. If any Regulatory Change:

a.          shall subject the Bank to any tax, duty or other charge with respect to the Term Note or shall change the basis of taxation of payment to the Bank of the principal of or interest on the Term Note (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank’s principal office is located); or

b.          shall impose, modify or deem applicable any reserve, special deposit, capital reimbursement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to the Term Note any such requirement to the extent included in calculating the applicable Floating Rate) against assets of deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank any other condition affecting the Term Note;

and the result of any foregoing is to increase the cost to the Bank of maintaining the Term Note or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Term Note, then within 30 days after demand by such Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. A certificate of the Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

ARTICLE 3

CONDITIONS PRECEDENT

The making of the Term Loan shall be subject to the prior or simultaneous fulfillment of the following conditions:

Section 3.1     Documents. The Bank shall have received the following:

a.          The Term Note duly executed by the Borrower.

b.          (Intentionally omitted.)

c.          The Security Documents duly executed by the Borrower.

d.          A copy of a resolution or other written action of the Borrower authorizing the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by an officer of the Borrower.

e.          An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Loan Documents and to request the Term Loan, certified as of the Closing Date by an officer of the Borrower.

f.           A copy of the articles of incorporation, bylaws and/or other organizational documents of the Borrower with all amendments thereto (the “Organizational Documents”), certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date satisfactory to the Bank, in the case of documents required to be filed in a governmental office in such jurisdiction, or by an officer of the Borrower, in the case of Organizational Documents not required to be filed in any governmental office in such jurisdiction.

g.          A copy of the Subsidiary Bank’s articles of incorporation, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date satisfactory to the Bank.

h.          A certificate of existence for the Borrower and the Subsidiary Bank in the jurisdiction of its formation, certified by the appropriate governmental officials as of a date satisfactory to the Bank.

i.           (Intentionally omitted.)

j.           Such other documents or instruments as the Bank may request to consummate the transaction contemplated hereby.

Section 3.2    Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

Section 3.3     Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Bank; any pledged collateral shall have been duly delivered to the Bank; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Bank and its counsel.

Section 3.4     Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Bank and the Bank’s counsel, and the Bank shall have received all information and copies of all documents, including records of such proceedings, as the Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper Borrower or governmental authorities.

Section 3.5     Fees and Expenses. The Bank shall have received all foes and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable foes and expenses of counsel to the Bank payable pursuant to Section 8.2.

Section 3.6     Representations; No Default.

a.          Representations and Warranties. The representations and warranties contained in Article 4 shall be true and correct on and as of the Closing Date, with the same force and effect as if made on such date.

b.          No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or will exist after giving effect to the Term Loan.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the Term Loan hereunder, the Borrower represents and warrants to the Bank:

Section 4.1     Organization: Standing, Etc. The Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State of Iowa and has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Term Note and to perform its obligations under the Loan Documents. Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

Section 4.2     Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Term Note and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3     No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Organizational Documents of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole.

Section 4.4     Government Consent. No order, consent, approval, license, authorization or validation of or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5     Financial Statements and Condition. The Borrower’s audited financial statements as of December 31, 2020, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation that is not reflected in such financial statements or in the notes thereto. Since December 31, 2020, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

Section 4.6     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under the Loan Documents.

Section 4.7     Compliance with Laws. Each of the Borrower and the Subsidiaries has complied in all material respects with all applicable federal, state and local laws, rules and regulations; and there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality which will or threatens to impose a material liability on the Borrower and the Subsidiaries taken as a whole or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation. Without in any way limiting the generality of the foregoing, (a) the Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation, the Bank Holding Company Act of 1956, as amended, and (b) there does not exist any Regulatory Action with respect to the Borrower or the Subsidiary Bank.

Section 4.8    ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition that would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

Section 4.9     Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board).

Section 4.10   Title to Property; Leases; Liens; Subordination. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by it in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.12. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

Section 4.11  Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary, or any basis therefor.

Section 4.12   Trademarks, Patents. The Borrower and each of its Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs, if any, used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13  Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, limited liability company or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower to carry out its obligations under any Loan Document.

Section 4.14  Force Majeure. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.15   Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16   Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.17   Retirement Benefits. Neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees in excess of $500,000.

Section 4.18   Full Disclosure. Subject to the following sentence, none of the financial statements referred to in Section 4.5 or Section 5.1, nor any other certificates, written statements, exhibits or reports furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

Section 4.19   Subsidiaries.

a.          The Borrower’s Subsidiaries consist of (i) the Subsidiary Bank, and (ii) West Bancorporation Capital Trust I, a Delaware statutory trust.

b.          The Subsidiary bank has issued and outstanding 150,000 shares of common stock, par value $20.00 per share, which are duly authorized, validly issued, fully paid and non-assessable, all of which are owned by the Borrower, free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever, except Liens in favor of the Bank. The Subsidiary Bank has no shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorized or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments obligating the Subsidiary Bank to issue or sell any of the foregoing.

c.          The Subsidiary Bank is insured as to deposits by the Federal Deposit Insurance Corporation and no act has occurred that could adversely affect the status of the Subsidiary Bank as an insured bank.

Section 4.20  Capital Stock. Neither the Borrower nor any Subsidiary has issued any unregistered securities in violation of the registration requirements of the Securities Act of 1933, as amended, or any other law; or violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Term Note and all of the other Obligations have been paid in full, unless the Bank shall otherwise consent in writing:

Section 5.1     Financial Statements and Reports. The Borrower will furnish to the Bank:

a.          As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, on a consolidated basis the audited financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

b.          As soon as available and in any event within 30 days after the end of each fiscal quarter, a copy of the company-prepared consolidated financial statements of the Borrower prepared in the same manner as the financial statements referred to in Section 5.1 (a).

c.          Within thirty (30) days of the end of each quarter, quarterly call reports prepared on FFIEC forms, or any successors thereto, of the Subsidiary Bank prepared in accordance with the guidelines of the regulatory agency that regulates the Subsidiary Bank.

d.          Within thirty (30) days of the end of each quarter, a compliance certificate in the form attached hereto as Exhibit C.

e.          As soon as available, copies of all other reports or materials submitted or distributed to any governmental agency having regulatory authority over the Borrower or any Subsidiary, to the extent such reports or materials can be disclosed.

f.           Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

g.          Prompt written notice to the Bank of:

(i)          The commencement of any litigation against the Borrower or any Subsidiary involving claimed damages in excess of $2,000,000.00 or relating to the transactions contemplated by this Credit Agreement.

(ii)         The commencement of any material arbitration or governmental proceeding or investigation not previously disclosed to the Bank, which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any Subsidiary or any of their respective properties that, if determined adversely to such party, would constitute a Material Adverse Occurrence.

(iii)        Any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by Borrower to the Bank and which would constitute a Material Adverse Occurrence.

(iv)        Any settlement or disposition of any litigation, arbitration or governmental investigation or proceeding previously disclosed to the Bank pursuant to this Agreement.

(v)         Any change in the financial condition of the Borrower or any Subsidiary that constitutes a Material Adverse Occurrence.

h.         Notice of any Regulatory Action, memorandum of understanding or any other agreement with any banking regulatory agencies, immediately after entered into by or issued against Borrower or any Subsidiary.

i.          From time to time, such other information regarding the business, operation and financial condition of the Borrower or any Subsidiary as the Bank may reasonably request.

Section 5.2     Existence. The Borrower will maintain, and will cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability.

Section 5.3     Insurance. The Borrower shall maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such liabilities and hazards as are customary in the case of reputable firms engaged in the same or similar business and similarly situated.

Section 5.4     Payment of Taxes and Claims. The Borrower shall file, and will cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.

Section 5.5      Inspection. The Borrower shall permit, and will cause each Subsidiary to permit, any Person designated by the Bank to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate. So long as no Default or Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections and examinations made while any Default or Event of Default is continuing shall be at the expense of the Borrower.

Section 5.6     Maintenance of Properties. The Borrower will maintain, and will cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7      Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8      ERISA. The Borrower will maintain, and will cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 5.9     Compliance. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or such Subsidiary and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

Section 5.10   Notice of Litigation. The Borrower will give prompt written notice to the Bank of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary or to which the Borrower or any Subsidiary is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

Section 5.11   Environmental Matters; Reporting. Without in any way limiting the generality of Section 5.9, the Borrower will observe and comply with, and will cause each Subsidiary to comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent noncompliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Bank prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

Section 5.12   Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Bank, the Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof notices of assignment, transfers, certificates, assurances and other instruments as the Bank may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Bank the rights granted now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Bank in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Bank evidence satisfactory to the Bank of every such recording, filing or registration.

Section 5.13   Financial Covenants. The Borrower shall, and shall ensure that the Subsidiary Bank will, comply with the financial covenants below:

a.          The minimum Common Equity Tier 1 Capital of the Subsidiary Banks will be at least Two Hundred Fifty Million Dollars ($250,000,000.00), tested quarterly.

b.          The Borrower’s Total Risk Based Capital Ratio (on a consolidated basis with its Subsidiary Bank as of the end of each fiscal year) will be at least that percentage as the applicable regulatory agency may establish of a “well-capitalized” institution.

c.          The Borrower’s ratio (expressed as a percentage) of Nonperforming Loans plus Real Estate Owned to Primary Capital on a consolidated basis with its Subsidiary Bank as of the end of each fiscal quarter, will be less than 20% as of each quarter-end, including such quarter ending on December 31, 2021, and each quarter-end thereafter.

d.          The Subsidiary Bank’s Tier 1 Leverage Ratio will be at least that percentage as the applicable regulatory agency may establish of a “well-capitalized” institution.

e.          The Subsidiary Bank’s Tier 1 Risk Based Capital Ratio will be at least that percentage as the applicable regulatory agency may establish of a “well-capitalized” institution.

f.           The Subsidiary Bank’s Total Risk Based Capital Ratio will be at least that percentage as the applicable regulatory agency may establish of a “well-capitalized” institution.

g.          The Subsidiary Bank shall maintain a minimum of one percent (1%) Return on Assets, on a trailing twelve (12) months basis, measured quarterly based on net income and quarterly average assets as reported in the Subsidiary Bank’s quarterly call report filed with the Federal Deposit Insurance Corporation.

ARTICLE 6

NEGATIVE COVENANTS

Until the Term Note and all of the other Obligations have been paid in full, unless the Bank shall otherwise consent in writing:

Section 6.1     Merger; Acquisitions. The Borrower will not; (i) merge or consolidate, and will not cause or permit any Subsidiary to merge or consolidate or enter into any analogous reorganization or transaction with and Person, or acquire all or substantially all of the stock or the assets of any other Person; provided however, any such merger, consolidation or acquisition shall be permitted so long as the surviving entity is a wholly-owned subsidiary of the Borrower and such merger or consolidation would not have a material adverse effect on the business, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole; (ii) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

Section 6.2     Disposition of Assets. The Borrower will not, and will not cause or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except dispositions of assets in the ordinary course of business.

Section 6.3     Plans. The Borrower will not permit, and will not cause or allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA or any other Lien under ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

Section 6.4     Change in Nature of Business. The Borrower will not make, and will not cause or permit any Subsidiary to make, any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

Section 6.5     Subsidiaries. After the date of this Agreement, the Borrower will not, and will not cause or permit any Subsidiary to, form or acquire any corporation or other entity which would thereby become a Subsidiary without approval of bank, and such approval will not be unreasonably withheld.

Section 6.6     Negative Pledges; Subsidiary Restrictions. The Borrower will not, and will not cause or permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Bank. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to the Borrower.

Section 6.7     Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to enter into any transaction with any Affiliate of the Borrower or such Subsidiary, except (i) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, and (ii) if applicable, in compliance with Sections 23A and 23B of the Federal Reserve Act, as amended.

Section 6.8     Accounting Changes. The Borrower will not, and will not permit any Subsidiary to make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

Section 6.9     Subordinated Debt. The Borrower will not, and will not permit any Subsidiary to, (a) make any payment of the principal on any Subordinated Debt or redeem any Subordinated Debt; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.10   Indebtedness. The Borrower will not, and will not cause or permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except the Obligations and any Indebtedness incurred by the Subsidiary Bank in the ordinary course of business and consistent with prudent banking practices.

Section 6.11   Liens. The Borrower will not, and will not cause or permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except (i) Liens granted to the Bank under the Security Documents to secure the Obligations, and (ii) Liens incurred by the Subsidiary Bank in the ordinary course of business and consistent with prudent banking practices.

Section 6.12  Contingent Liabilities. The Borrower will not, and will not cause or permit any Subsidiary to, be or become liable on any Contingent Obligations, except any Contingent Obligations incurred by the Subsidiary Bank in the ordinary course of business and consistent with prudent banking practices.

Section 6.13   Loan Proceeds. The Borrower will not, and will not cause or permit any Subsidiary to, use any part of the proceeds of the Term Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

Section 6.14  Acquisitions and Investments. Neither the Borrower nor any of the Subsidiaries will acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, corporation or other entity, including investments acquired in exchange for stock or other securities or obligations of any nature of the Borrower or any Subsidiary, or create or participate in the creation of any Subsidiary or joint venture, except:

a.          additional investments by the Borrower in any Subsidiary in existence on the date of this Agreement;

b.          investments or loans made in the ordinary course of business; and

c.          investments or acquisitions that would not have a material adverse effect on the business and operations of the Borrower and the Subsidiaries taken as a whole

Section 6.15  Issuance of Stock. The Borrower will not permit any Subsidiary to issue any additional shares of common or preferred stock, or any options, warrants or other common stock equivalents, or sell or issue securities or obligations convertible into such (“New Stock”), whether in the form of stock dividends or stock splits or otherwise, unless such New Stock will be issued to the Borrower and delivered by the Borrower to the Bank, together with any additional documents required by the Bank, as additional collateral to secure the loan provided for hereunder.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

Section 7.1     Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

a.          The Borrower shall fail to make when due, (after any applicable grace period) whether by acceleration or otherwise, any payment of principal or interest on, the Term Note or any other Obligation required to be made to the Bank pursuant to this Agreement.

b.           Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

c.           The Borrower shall fail to comply with Sections 5.1, 5.2 or 5.3 hereof or Section 5.13 for two (2) consecutive quarters, or any other Section of Article 6 hereof.

d.           The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (and such failure shall not constitute an Event of Default under any of the other provisions set forth in this Section 7.1) and such failure to comply shall continue for thirty (30) calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.

e.           Any default (however denominated or defined) shall occur under any Security Document, the Term Note.

f.            Any Credit Party shall become insolvent or shall generally not pay such Credit Party’s debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Credit Party or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Credit Party or for a substantial part of the property thereof and shall not be discharged within thirty (30) days, or any Credit Party shall make an assignment for the benefit of creditors.

g.           Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Credit Party, and, if instituted against a Credit Party, shall have been consented to or acquiesced in by such Credit Party, or shall remain undismissed for thirty (30) days, or an order for relief shall have been entered against such Credit Party.

h.           Any dissolution or liquidation proceeding shall be instituted by or against any Credit Party, and, if instituted against such Credit Party, shall be consented to or acquiesced in by such Credit Party or shall remain for thirty (30) days undismissed.

i.            A judgment or judgments for the payment of money in excess of the sum of Two Million dollars ($2,000,000.00) in the aggregate shall be rendered against any Credit Party and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than thirty (30) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

j.           The maturity of any Indebtedness (other than Indebtedness under this Agreement and whether owed to the Bank or to others) of any Credit Party shall be accelerated, or any Credit Party shall fail to pay any such Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.

k.          Any execution or attachment shall be issued whereby any substantial part of the property of any Credit Party shall be taken or attempted to be taken and the same shall not have been vacated or stayed within thirty (30) days after the issuance thereof.

l.           Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or the Bank shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein.

m.         The Borrower shall deny in writing that it has any further liability under any Loan Document.

n.           Any Change of Control shall occur.

o.           Any Material Adverse Occurrence shall occur with respect to the any Credit Party, or in any collateral securing the Obligations; or the Bank in good faith.

Section 7.2      Remedies. If (a) any Event of Default described in Sections 7.1(f), (g) or (h) shall occur, the Term Note and all other Obligations shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may declare the outstanding unpaid principal balance of each of the Term Note, the accrued and unpaid interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Term Note, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding. In addition to the foregoing, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3     Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Bank to set off any Obligations owed to the Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Bank. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver, prohibition of or restriction on, the Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE 8

MISCELLANEOUS

Section 8.1     Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 8.2     Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Bank upon demand for all reasonable out- of-pocket expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of counsel to the Bank) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 8.3    Waivers, etc. No failure on the part of the Bank or the holder of the Term Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4    Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, electronic mail, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article 2 hereof shall be deemed to have been given only when received by the Bank.

Section 8.5    Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes that may be payable with respect to the execution or delivery of this Agreement or the issuance of the Term Note, excluding taxes imposed on or measured by the net income of the Bank and franchise taxes which obligations of the Borrower shall survive the termination of this Agreement.

Section 8.6    Successors and Assigns; Disposition of Loans; Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Loan Document without the prior written consent of the Bank. The Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Term Loan (each such interest so disposed of being herein called a “Transferred Interest”) to banks or other financial institutions (“Transferees”). The Borrower agrees that each Transferee shall be entitled to all of the benefits of this Agreement with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker’s Lien, setoff and counterclaim as if such Transferee were a direct fender to the Borrower. If the Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a “Bank” hereunder and shall have all the rights and obligations of the Bank hereunder to the extent of its Transferred Interest and the Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment.

Section 8.7    Confidentiality of Information. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Bank and the Borrower and shall not be divulged to any Person other than the Bank’s Affiliates and the respective officers, directors, employees and agents of the Bank and its Affiliates, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Bank hereunder and under the Term Note and the Security Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section 8.7.

Section 8.8    Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE TERM NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 8.9    Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR WISCONSIN STATE COURT SITTING IN FOND DU LAC COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.10  Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.11  Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Term Loan by the Bank and the execution and delivery to the Bank by the Borrower of the Term Note, regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid; provided, however, that the obligations of the Borrower under Sections 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations.

Section 8.12  Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys and agents of the Bank and its Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable foes and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

a.          by reason relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

b.          by reason relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the fill I extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Term Maturity Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in fill I of the other Obligations.

Section 8.13   Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.14  Entire Agreement. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.15   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.16   Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

[THE SIGNATURE PAGE FOLLOWS.]

THE PARTIES hereto have caused this Agreement to be executed as of the date first above written.

WEST BANCORPORATION, INC.

By	/s/ Douglas R. Gulling
Douglas R. Gulling
Executive Vice President/Chief Financial Officer

Address for Borrower:
1601 22nd St
West Des Moines, IA 50266-1409
Attention: Jane Funk

NATIONAL EXCHANGE BANK & TRUST

By
Eric P. Stone
Vice Chairman & CEO

Address for Bank:
130 South Main Street
P.O. Box 988
Fond du Lac, Wisconsin 54936
Attention: Eric P. Stone, CEO
EMAIL: eric.stone@nebat.com

EXHIBIT A
TO

CREDIT AGREEMENT

Pledge and Security Agreement

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EXHIBIT B
TO

CREDIT AGREEMENT

Secured Term Loan Note

{Attached}

EXHIBIT C

TO

CREDIT AGREEMENT

Quarterly Compliance Certificate

{Attached}